EXHIBIT 10F

COGNEX CORPORATION

1998 STOCK INCENTIVE PLAN

Second Amendment

Pursuant to the powers and procedures for amendment of the Cognex Corporation 1998 Stock Incentive Plan (the “1998 Plan”) described in Section 20 of the 1998 Plan, the Board of Directors of Cognex Corporation (the “Company”) hereby amends the 1998 Plan as follows:

1.	Effective as of the date hereof, Section 11 of the 1998 Plan is amended by deleting the text of Section 11 in its entirety and substituting therefor the following:

“The right of any optionee to exercise any option granted to him or her shall not be assignable or transferable by such optionee otherwise than by will or the laws of descent and distribution, except that (i) an optionee may transfer options that are not ISOs granted under the Plan to the optionee’s spouse or children or to a trust for the benefit of the optionee or the optionee’s spouse or children and (ii) an optionee may transfer options granted under the Plan pursuant to a divorce decree or other domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended (or the rules thereunder). ISOs shall be exercisable during the lifetime of such optionee only by him/her. Any option granted under the Plan shall be null and void and without effect upon the bankruptcy of the optionee to whom the option is granted, or upon any attempted assignment or transfer, except as herein provided, including without limitation any purported assignment, whether voluntary or by operation of law, pledge, hypothecation or other disposition, attachment, trustee process or similar process, whether legal or equitable, upon such option.”

2.	Except as so amended, the 1998 Plan in all other respects is hereby confirmed.

IN WITNESS WHEREOF, the Board of Directors of the Company has caused this Second Amendment to the 1998 Plan to be duly executed on this 5th day of May, 2006.

COGNEX CORPORATION

By:	/s/Anthony J. Medaglia, Jr.
Anthony J. Medaglia, Jr., Secretary